As filed with the Securities and Exchange Commission on May 16, 2001
                                            Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Salient Cybertech, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                                   35-1990559
 (State or other jurisdiction of         (I.R.S. Employer Identification Code
incorporation or organization)            Number)

Salient Cybertech, Inc.             Paul Sloan, President
1999 Lincoln Drive, Suite 202       Salient Cybertech, Inc.
Sarasota, Florida 34236             1999 Lincoln Drive, Suite 202
(941) 953-6168                      Sarasota, Florida 34236
(Address, including zip code        (941) 953-6168
and telephone number, including     (Address, including zip code and
area code of Registrants principal  telephone number, including area
offices and principal place of      code of agent for service)
Business)

                      Consulting Agreement with James Wang
                           (Full title of Plan)

                                Copies to:
                           Bernabe Diaz, Esq.
                    c/o Corporate Services Group
                     71 Stony Hill Rd., 2nd Flr.
                              Bethel CT 06801

                     CALCULATION OF REGISTRATION FEE*
________________________________________________________________________
                                       Proposed Maximum (1)
Title of       Common Shares to be   Offering    Aggregate     Amount of
each class     Registered            Per Unit    Offering      Registration
of                                               Price         Fee
Securities
to be
Registered      300,000              $0.18      $54,000        $14.26
Common
Stock, par
value-$.001

________________________________________________________________________
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of Common Stock reported on NASDAQ Bulletin Board OTC on May 15, 2001.

                                PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3      Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

(a) Reports on Form 10-KSB and 10-QSB

     1. Quarterly and annual Reports on Form 10-QSB and 10-KSB, respectively, as timely filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934.

    2. Report on Form 10-KSB filed on March 16, 2001, and March 30, 2000.

    3. Quarterly Reports Filed on Form 10-QSB, filed on May 15, 2000 and on August 15, 2000, Extension to file Form 10-QSB for the quarter ended March 31, 2001, on Form NT 10-QSB, filed May 15, 2001.

(b) Reports on Form 8-K

     1. Form 8-K filed with the Securities and Exchange Commission on
February 22,2000 regarding the Resignation of Larry Provost as Director.
     2. Form 8-K filed with the Securities and Exchange Commission on
March 29, 2000 regarding the change of accountants
     3. Form 8K/A filed with the Securities and Exchange Commission on
April 25 regarding the change of accountants.
     4. Report on Form 8-K filed on May 17, 2000 reporting the change of address.
     5. Report on Form 8-K, reporting the employment agreements, filed on May 5, 2000.
     6. Current Report on Form 8-K, providing the details of the purchase of Futronix, Inc. by the Company, filed on May 23, 2000.
     7. Report on Form 8-K reporting the termination of Consulting Agreement, Filed on September 20, 2000.
     8. Report on Form 8-K filed on November 21, 2000, reporting the execution of Convertible Debenture and Equity line Financing with Haines Avenue, LLC..
     9. Report on Form 8-K filed on November 27, 2000 and amended November 28, 2000, reporting contracts entered into By Gemini Learning Systems, Inc.
    10. Report on Form 8-K filed on January 23, 2001, amended on January 31, 2001, reporting a change in accountants.
    11. Report on Form 8-K filed on March 21, 2001, reporting the sale of Futronix, Inc. for $8,000,000.
9. Report on Form 8-K filed on May 15, 2001, reporting a civil suit with Futronix, Inc. respecting its sale to Trident Systems International, Inc.

All documents files by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange
Commission, be deemed incorporated by reference in this Registration statement and to be part hereof from the date of filing such document.

Item 4      Description of Securities

Not applicable.

Item 5      Interests of Named Experts and Counsel

   Bernabe Diaz, Esquire, the Registrant's general counsel, owns 1,500 shares of the Registrant's common stock for which he paid $1,500.00. Mr. Diaz is the attorney providing the legal opinion required by the Registration Statement.

Item 6      Indemnification of Directors

Officers and directors of the Registrant are covered by the provisions of the Delaware General Corporation Law ("DGCL"), the charter, the bylaws, individual indemnification agreements with Salient and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of directors to Salient or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Salient will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

        -      for any breach of the director's duty of loyalty to Salient or
        -      its stockholders;

        - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        - for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

        - for any transaction from which the director derived an improper personal benefit.

        Indemnification and Insurance. As a Delaware corporation, Salient has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to Salient's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Salient, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Salient's directors and officers to the full extent provided by Delaware corporate law. In addition, Salient has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

      Salient has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Salient, or is or was a director or officer of Salient serving at the request of Salient as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Salient would have the power or obligation to indemnify him or her against such liability under the provisions of its charter or bylaws.

        The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


Item 7      Exemption From Registration Claimed

   Not applicable.

Item 8      Exhibits

4.   Constituent Documents:

   .1   Original Articles of Incorporation*
   .11  1st Amendment to Articles of Incorporation*
   .12  2nd Amendment to Articles of Incorporation*
   .2   Original Bylaws*
   .21  Current Bylaws, as amended.*

5.   Opinion of Bernabe Diaz, Esq. at page 6.

10.    Consulting Agreement with James Wang, et al at page 7.

___________
* Filed with the Registrant's Current Report on Form 8-K and Exhibits appended thereto, as amended, Securities and Exchange Commission
(Filed on October 29, 1999).

Item 9      Undertakings

(a)      Rule 415 offering.

1.   The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)      Filings of registration statement on Form S-8.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida on May 15, 2001.

Salient Cybertech, Inc.


By:/s/Paul Sloan/s/
      Paul Sloan, President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:   May 15, 2001

By:  /s/Paul Sloan/s/
        Paul Sloan
        President & Director

EXHIBIT 5.1
Opinion of Bernabe B. Diaz, Registrant's Counsel

May 15, 2001

Securities and Exchange Commission
Washington, D.C. 20549

      Re: Salient Cybertech, Inc.

Gentlemen:

   This opinion is given in connection with the filing of the registration number 33-________(the "Registration Statement") filed with the United States Securities and Exchange Commission, as it pertains to 300,000 share of Salient Cybertech, Inc.'s(the "Registrant") common stock, with a par value of $0.001 to be issued to James Wang.

   Certain terms used in this opinion characterized by initial capital letter have been meaning set forth in the Registration Statement. We have examined the originals and copies of corporate instruments, certificates and other documents of the Registrant and interviewed representatives of the Registrant to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth. A major portion of our investigation of the registrant involved review of 34 Act reports heretofore filed by the Registrant, the information contained therein having been presumed to be accurate.

   In such examination we have assumed the geniuses of all signatures and authenticity of all documents submitted to us as certified and photostat copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Registrant.

   Based on the foregoing, we are of opinion that the 300,000 shares of the registrant's common stock referred to in the Registration Statement will, upon issuance after payment therefor, be fully paid and non-assessable and there is no personal liability to the owners thereof.

   This law firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement; however, this opinion is limited to the facts set forth herein and is not to be interpreted as an opinion that the Registration Statement has been properly prepared, or provides all required disclosure.

                                                 Very truly yours,

                                               //Bernabe Diaz//
                                                 Bernabe Diaz

CONSULTING AGREEMENT

THIS AGREEMENT is entered into as of April 11, 2001 by SALIENT CYBERTECH, INC. a corporation organized and existing under the laws of the State of Florida having its principal place of business at 1999 Lincoln Drive, Suite 202, Sarasota, FL 34236 ("Company") and GENESIS SYSTEMS, INC. and
JAMES WANG, having their principal place of business at 7616 Currell
Blvd., Suite 223, St. Paul, MN 55125 ("Consultant").

WITNESSETH:

In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. THE SERVICES

The Consultant business scope will include the following for the Company: a) Ongoing WEB design; b) Software programming; c) Business development into China.

2. WORK FOR HIRE

It is the intention of the parties hereto that all rights, including without limitation copyright in any reports, surveys, marketing promotional and collateral materials prepared by the Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter "the Work") vest in Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a "Work Made for Hire" within the meaning of the copyright laws of the United States and that Company is entitled as author to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

3. PROPRIETARY INFORMATION

a. For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company.

b. Consultant agrees to regard and preserve as confidential, all proprietary information, whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder or thereafter, except as required by the conditions of Consultant's engagement hereunder, any proprietary information.

c. Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation.

d. The Consultant expressly agrees that the covenants set forth in this Paragraph are being given to Company in connection with the engagement of the Consultant by Company and that such covenants are intended to protect Company against the competition by the Consultant, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

e. The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation or confidentiality, or
(iv) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

4. FEES AND REIMBURSEMENT OF CERTAIN EXPENSES

a. Company shall pay Consultant a consulting fee in the form of unrestricted stock. The Company will therefore issue Consultant Three Hundred Thousand (300,000) shares of unrestricted stock (OTCBB: SLEL) upon signing of this Agreement.

b. The Consultant shall provide to the Company 12-month services.

5. BENEFITS

The Consultant, as an independent contractor, shall not be entitled to any other benefits.

6. DUTY TO REPORT INCOME

The Consultant acknowledges and agrees that it is an independent contractor and not an employee of the Company and that it is Consultant's sole obligation to report as income all compensation received from Company pursuant to this Agreement. The Consultant further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to the Consultant pursuant to the terms of this Agreement.

7. TERM

This Agreement shall be effective beginning as of 11th day of April 2001, and shall continue until 12th day of April 2002.

8. NOTICES

All notices and billings shall be in writing and sent via first class mail to the respective addresses of the parties set forth at the beginning of this Agreement or to such other address as any party may designate by notice delivered hereunder to the other party.

9. GENERAL

a. The terms and conditions of Paragraphs 3, 4 and 5 hereof shall survive the termination of this Agreement or completion of the Services as the case may be.

b. Neither the Company nor Consultant shall assign this Agreement or delegate its duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of the other party hereto.

c. Consultant shall perform the Services as an independent contractor and shall not be considered an employee of Company or Partner, joint venture or otherwise related to Company for any purpose.

d. This Agreement shall be governed by the laws of the state of Minnesota.

e. This Agreement constitutes the entire understanding between Consultant and Company respecting the Services described herein. The terms and conditions of any purchase order shall have no effect upon this Agreement and shall be used for accounting purposes only.

f. The failure of either party to exercise its rights under this Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

g. Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, provided that the delayed party has taken reasonable measures to notify the other of the delay in writing.
The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. "Conditions beyond a party's reasonable control" include, but are not limited to, natural disasters, acts of government after the date of the Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics. Failure of subcontractors and inability to obtain materials shall not be considered a condition beyond a party's reasonable control.

h. Non-Solicitation of Consultant's Employees: Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.

i. Mediation and Arbitration: If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in St. Paul, Minnesota. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Minnesota under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

j. Attorney Fees: If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

k. Complete Agreement: This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence. Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


Salient Cybertech Inc.



Signature: /s/Paul Sloan/s/
              Paul Sloan
              President





Genesis Systems, Inc.



Signature: /s/James Wang/s/
              James Wang, Ph.D.
              President